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                                                               EXHIBIT 99-B.8.51

                         SHAREHOLDER SERVICES AGREEMENT

     This Agreement is made between the Financial Institution executing this Agreement ("Provider") and Federated Administrative Services ("FAS") for the Wachovia Funds and the Wachovia Municipal Funds (the "Trusts"), on behalf of the portfolios listed in Exhibit A hereto (the "Funds"), who have approved this form of Agreement. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. FAS hereby appoints Provider to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds. Provider further agrees to provide FAS, upon request, a written description of the Services which Provider is providing hereunder.

     2. The Services to be provided under Paragraph 1 may include, but are not limited to, the following:

     (a) communicating account openings to the Funds' transfer agent, through a toll-free telephone number or otherwise;

     (b) communicating account closings to the Funds' transfer agent, through a toll-free telephone number or otherwise;

     (c) communicating purchase transactions to the Funds' transfer agent, through a toll-free telephone number or otherwise;

     (d) communicating redemption transactions to the Funds' transfer agent, through a toll-free telephone number or otherwise;

     (e) electronically transferring and receiving funds for Fund Share purchases and redemptions, and confirming and reconciling all such transactions;

     (f) reviewing the activity in Fund accounts;

     (g) providing training and supervision of its personnel; and

     (h) responding to customers' and potential customers' questions about the Funds.

The Services listed above are illustrative. The Provider is not required to perform each Service and may at any time perform either more or fewer Services than described above.

     3. During the term of this Agreement, the Funds will pay the Provider fees as set forth in a written schedule delivered to the Provider pursuant to this Agreement. The fee schedule for Provider may be changed by FAS sending a new fee schedule to Provider pursuant to Paragraph 10 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter.

     4. (a) Provider understands that the United States Department of Labor has opined that, under certain

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circumstances the receipt of administrative service fees or other compensation from funds by service providers who are fiduciaries to plans subject to ERISA will not result in the violation of ERISA's prohibited transaction rules on self-dealing. See ERISA Opinion Letter Nos. 97-15A and 97-16A (May 22, 1997). Neither FAS, the Trusts, nor the Funds shall be liable to Provider for any loss, damages, expense, penalty, claim, or cause of action which may arise by virtue of Provider's investment of ERISA plan assets in any Fund or the receipt of service fees and other compensation from the Funds as a result of such investment.

         (b) Provider understands that to the extent a person exercises any discretionary authority or discretionary control with respect to the management of the assets of any individual retirement account or of an employee benefit plan, or who renders investment advice to such account or plan for a fee, or has any authority or responsibility to do so, or has any discretionary authority or discretionary responsibility in the administration of such account or plan, he is a fiduciary under Section 4975 of the Internal Revenue Code and under ERISA, and that the United States Department of Labor takes the position that a trustee of the plan is a fiduciary with respect to the plan under ERISA.

     5. The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Trusts, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trusts constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This Paragraph 5 will survive the term of this Agreement.

     6. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trusts who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of this Agreement or in any related documents to this Agreement ("Disinterested Board Members") cast in person at a meeting called for that purpose.

     7. Notwithstanding Paragraph 6, this Agreement may be terminated as follows:

     (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Board Members of the Trusts or by a vote of a majority of the outstanding voting securities of a Fund as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to the parties to this Agreement;

     (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

     (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     8. This Agreement may be amended by FAS from time to time to add or delete portfolios and/or classes of the Funds by the following procedure. FAS will mail a copy of the amendment to the Provider's address, as shown below. If the Provider does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of this Agreement. The Provider's objection must be in writing and be received by FAS within such thirty days.

     9. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

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                           Provider:   Aetna Investment Services, Inc.
                                      ------------------------------------------


                                       151 Farmington Avenue
                                      ------------------------------------------
                                       Address

                                       Hartford, CT 06156
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                                       City, State, Zip Code

                                       10/4/99
                                      ------------------------------------------
                                       Date

                                       /s/ Laurie M. LeBlanc
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                                       Authorized Signature

                                       Pursuant to delegation of authority dated
                                       8/12/98
                                      ------------------------------------------
                                       Title

                                       Laurie M. LeBlanc
                                      ------------------------------------------
                                       Print Name of Authorized Signature


                           FEDERATED ADMINISTRATIVE SERVICES
                           Federated Investors Tower
                           Pittsburgh, Pennsylvania 15222-3779


                           By          Gail Cagney
                                      ------------------------------
                                       Vice President

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